Exhibit 99.9

               [Letterhead of Patrick A. Burns, Senior Executive
                      Vice President and General Counsel]

April 23, 2003

Mutual of America Investment Corporation
320 Park Avenue
New York, New York  10022

Dear Sirs/Madams:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A (the "Post-Effective Amendment") of Mutual of America Investment Corporation and the proposed offering of common shares, par value $.01 per share, of the Aggressive Allocation Fund, Moderate Allocation Fund and Conservative Allocation Fund (together, the "Allocation Funds") described in the Post-Effective Amendment.

I have reviewed such documents and records as I have deemed necessary to express an informed opinion on the matters covered hereby. It is my opinion that the common shares of the Allocation Funds, when issued and sold in accordance with the Post-Effective Amendment and in jurisdictions where such sales have been authorized, will be legally issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

Sincerely,

/s/ Patrick A. Burns